As filed with the Securities and Exchange Commission on May 31, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

InterXion Holding N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Tupolevaan 24 1119 NX Schiphol-Rijk The Netherlands	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

InterXion Holding N.V. 2017 Executive Director Long Term Incentive Plan

(Full title of the plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

United States

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copy to:

Tracy K. Edmonson

Latham & Watkins LLP

99 Bishopsgate

London EC2M 3XF

United Kingdom

+44.20.7710.5810

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, €0.10 nominal value per share	1,738,000	$44.92(2)	$78,070,960.00(2)	$9,048.43

(1)	This Registration Statement covers 1,738,000 ordinary shares of InterXion Holding N.V. (the “Registrant”), €0.10 nominal value per share (the “Ordinary Shares”) in regards to which performance shares may be awarded pursuant to the InterXion Holding N.V. 2017 Executive Director Long Term Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there shall also be deemed registered hereby such additional number of ordinary shares of the Registrant as may be offered or issued to prevent dilution resulting from stock splits, dividends or similar transactions. The Ordinary Shares may be issued under either the Plan or the InterXion Holding N.V. 2013 Amended International Equity Based Incentive Plan (the “2013 Plan”). The issuance of the Ordinary Shares under the 2013 Plan was previously registered on June 2, 2014 (see Registration Statement on Form S-8 (File No. 333-196447)).
(2)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices for the Ordinary Shares as quoted on the New York Stock Exchange on May 26, 2017 of $44.92 per share.

EXPLANATORY NOTE

InterXion Holding N.V. has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register Ordinary Shares issuable pursuant to the Plan. This Registration Statement is being filed in order to register Ordinary Shares which may be offered or sold to participants under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The Registrant will send or give the documents containing the information specified in Part I of Form S-8 to Plan participants as specified by Rule 428(b)(1) under the Securities Act. The Registrant does not need to file these documents with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, filed with the Commission by the Registrant, are incorporated by reference into this Registration Statement:

(1)	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2016 filed on March 30, 2017;

(2)	The Registrant’s current reports on Form 6-K filed on January 4, 2017, March 9, 2017, March 17, 2017, and May 3, 2017 (accepted 7:49 a.m.); and

(3)	The description of the Registrant’s Ordinary Shares contained in its Registration Statement on Form 8–A filed with the Commission on January 25, 2011 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s Ordinary Shares set forth under “Description of Capital Stock” in the Registrant’s Registration Statement on Form F–1 (File No. 333–171662), as amended, which was originally filed with the Commission on January 12, 2011.

In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, including any Form 6-K which the Registrant files with the Commission wherein such Form 6-K is expressly incorporated by reference into this Registration Statement, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents with the Commission.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.	Description of Securities

Not required to be filed with this Registration Statement.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Under Dutch law, indemnification provisions may be included in the articles of association. Accordingly, the Registrant’s articles of association, as amended on January 20, 2012, provide that the Registrant shall indemnify the members of the board of directors and the former members of the board of directors for damages, fines and various costs and expenses related to claims brought against them in connection with the exercise of their duties. However, there shall be no entitlement to reimbursement if and to the extent that (i) the laws of the Netherlands would not permit such indemnification; (ii) a Dutch court has established in a final and conclusive decision that the act or failure to act of the person concerned may be characterized as willful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar), unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness, or (iii) the costs, damages or fines payable by the person concerned are covered by any liability insurance and the insurer has paid out the costs or financial loss. The Registrant may take out liability insurance for the benefit of the directors, and may enter into indemnification agreements with the members of the board of directors to provide for further details on these matters.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

The following are the exhibits required by Item 601 of Regulation S-K:

Exhibit Number	Description

4.1	InterXion Holding N.V. 2017 Executive Director Long Term Incentive Plan.

5.1	Opinion of Loyens & Loeff.

23.1	Consent of KPMG Accountants N.V.

23.2	Consent of Loyens & Loeff (included in Exhibit 5.1).

24	Power of Attorney (included on signature page).

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Amsterdam, The Netherlands, on May 31, 2017.

INTERXION HOLDING N.V.

By	/s/ David C. Ruberg
Name:	David C. Ruberg
Title:	Chief Executive Officer

We, the undersigned officers and directors of InterXion Holding N.V., hereby severally constitute and appoint David C. Ruberg, our true and lawful attorney, with full power to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable InterXion Holding N.V. to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David C. Ruberg David C. Ruberg	Chief Executive Officer and Executive Director (Principal Executive Officer)	May 31, 2017

/s/ M.V. “Josh” Joshi M.V. “Josh” Joshi	Chief Financial Officer (Principal Financial and Accounting Officer)	May 31, 2017

/s/ Jean F.H.P. Mandeville Jean F.H.P. Mandeville	Chairman and Non-Executive Director	May 31, 2017

/s/ Frank Esser Frank Esser	Non-Executive Director	May 31, 2017

/s/ Mark Heraghty Mark Heraghty	Non-Executive Director	May 31, 2017

/s/ Rob Ruijter Rob Ruijter	Non-Executive Director	May 31, 2017

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States	May 31, 2017

EXHIBIT INDEX

Exhibit Number	Description

4.1	InterXion Holding N.V. 2017 Executive Director Long Term Incentive Plan.

5.1	Opinion of Loyens & Loeff.

23.1	Consent of KPMG Accountants N.V.

23.2	Consent of Loyens & Loeff (included in Exhibit 5.1).

24	Power of Attorney (included on signature page).